DeoBioSciences

DeoBioSciences is developing a treatment against advanced metastatic cancer for people and pets.


BOLDLY TAKING ON
METASTATIC
CANCER
Deo BioSciences, Inc.™

Invest

$100 minimum investment

Deadline November 26, 2021
in 2 months

Share Price
$50

Total Raised
$65,250

Valuation
$15,600,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

DeoBioSciences (DBS) is a stealth mode, R&D stage, virtual biotech developing a cancer drug, based on a naturally occurring compound, that selectively kills both early and advanced stage cancer cells from humans and, potentially, dogs and cats as well.

We are reverse engineering the drug from anecdotal data and reports of human efficacy and safety from bioprospecting sources and also corroborating studies involving molecular homologues in humans and animals that further affirmed safety and efficacy projections. So far, our pre-clinical lab results have corroborated and met all our predictions for safety and performance.

DEAL HIGHLIGHTS

- Major biotechs and pharmas have confirmed, in writing, their interest in pursuing in-licensing or partnerships, upon the presentation of more positive data
- Top Ivy League scientists, among others, are anxious to continue working with us to take our research to the next level
- We're not a "one trick pony"-- our stealth tech has other potential applications that we will pursue to maximize our chances of success

> "Globally, over 9.5 million people (9,500,000) die annually of cancer."
>
> *- The International Agency for Research on Cancer*

PROBLEM

Human Cancer Market

In the U.S. alone, over 1.8 million new cancer cases are diagnosed annually. It is the second leading cause of death. Over 606,000 Americans die of cancer annually, more than 1600 each day in America. (American Cancer Society).

The International Agency for Research on Cancer (IARC) roughly estimates that seventeen million (17,000,000) new cases were diagnosed globally in 2020. By 2030, the global burden is expected to grow to 21.7 million new cancer cases and 13 million cancer deaths as a result of growth and aging of the population. (American Cancer Society, "Global Cancer Facts & Figures.")

Pet Cancer Market

Canine cancer is a leading killer of companion dogs in the U.S. According to the Pet Food Institute, the U.S. has over 67 million pet dogs, and the lifetime incidence of canine cancer is approximately 1 in 3, about the same as humans. According to the Comparative Oncology Program of the U.S. National Cancer Institute, approximately 6 million new cancer diagnoses are made in dogs and the same number made in cats each year.

The cancer game-changer?

THE CANCER GAME-CHANGER?

Data from our next development phase <u>may</u> further support the following clinical projections for DBx-31:

KILLS BROAD RANGE/STAGES OF TUMORS

–Regardless of Tissue Type or Stage of Disease


DBx-31


JULY

LONG-TERM/DURABLE BENEFIT

–Tumor/Metastases Elimination: Not Remission

PRECISELY TARGETS CANCER: NOT NORMAL CELLS

–Higher Safety/Reduced Side Effects





FAR LESS EXPENSIVE THAN OTHER DRUGS

–Efficient Production Method = Lower Costs

–High Therapeutic Index/Ratio = Lower Costs

MULTISPECIES APPLICATIONS

–Cancer Treatment for People & Pets



DeoBioSciences has developed an experimental cancer drug (DBX-31) that is a powerful natural compound against cancer.

The main goals of this offering are to (1) synthesize a "man-made" version of DBX-31 for clinical use and (2) test our next set of projections. If our next experiment goes like our prior tests, at a minimum, we'll have a 90% accurate probability that we're on course to eliminate four (4) of the deadliest cancer types, regardless of stage. And, if validated, it should be safer, more effective, and less expensive than other cancer drugs on the market today. Our research to-date, under lab conditions, supports our development goals.


DBX-31
Death Receptor
Cell Membrane



Caspase 8
Caspases 3, 6, & 7
APOPTOSIS

Extrinsic Apoptosis Pathway

Unique and Better at Killing Cancer? *By binding to a unique death receptor found only on cells after they become malignant, DBX-31 has shown a remarkable ability to kill cancer cells that have mutated so extensively, they are resistant to other treatments.*

DBX-31

BUSINESS MODEL

We have several paths for monetizing this discovery depending on future research results. The earliest revenue stream could result from licensing fees and royalties from a partnership with a veterinary drug developer. This would also help finance the human drug development path with non-dilutive capital.

The next anticipated source of revenue would stem from sales following regulatory approval of DBX-31 as a human therapeutic for one or more cancer types (indications). This could include other commercial uses. Sales could result from licensing/royalty revenue, or directly from in-house manufacturing and distribution.

We define “success” as generating profitable revenue through at least one of the following applications of DBX-31:

- Human cancer drug
- Veterinary cancer drug
- Diagnostic agent
- Therapeutic transport/delivery molecule.

“Success” does not require that we “cure” cancer. Even if DBX-31 ”only” leads to a marginal therapeutic benefit, there are numerous ways to profitably monetize a drug that does not fully eliminate cancer from the body and/or is limited to one type of cancer, particularly a rare cancer. The key to obtaining FDA approval is that the drug candidate helps a segment of the patient population in a better or different way than a currently approved drug.

MARKET

Human Cancer Market

By 2030, the global burden from cancer is expected to grow to 21.7 million new cancer cases and 13 million cancer deaths as a result of growth and aging of the population. (American Cancer Society, “Global Cancer Facts & Figures.”) IARC estimates, globally, approximately 27.5 million (27,500,000) new cases will arise annually by 2040, simply based on population aging.

Analyst firms vary in their assessments and future growth projections for global oncology (cancer) drug sales. They range from sales of USD$77.3 billion in 2018 (Coherent Market Insights) to a CAGR of 7.6% from 2018 to 2025 leading to global sales of USD$176.5 billion by 2025 (Allied Market Research). Regardless of the correct estimate, DBS’s portion of this market size would depend on the range of malignancies impacted by DBX-31 but if our projections are validated, the share would be substantial.

Pet Cancer Market

The pet cancer therapeutics market size was valued at USD $178.0 million in 2018 and is expected to witness approximately 10.8% CAGR from 2019 to 2025 and is, thus, forecasted to grow somewhere between USD $343.9 million and $359.4 million by 2025. (Global Market Insights; “GMI”)

> **“... I can honestly state that these are all extremely impressive in vitro preclinical results and, possibly, the most impressive I have ever seen. DBX-31 is a drug candidate that is extremely worthy of further developmental resources and support...”**
>
> *- Senior Cancer Researcher after reviewing DBX-31 lab results*

SUCCESS TO DATE

Research results

RESEARCH RESULTS


DBX-31 Apoptotic Activity Bioassays
Ovarian Cancer - 3 Trial Average
Note: Over 80% of cancer cells killed within 72 hours
Approx. Apoptotic Index (AI) %
0
10
20
30
40
50
60
70
80
90
0 Hours
24 Hours
48 Hours
72 Hours
Elapsed Time Since Exposure
COS- Nonpathogenic Control
SK-OV-3 (Ovarian)

High Cancer Kill Rates in 72 hours? *This graph shows just how quickly a very tough, ovarian cancer responded to DBX-31. 80% of cancer cells died within 72 hours. This result dramatically exceeded 2 chemo drugs and a bioweapon. DBX-31 had similar effects on all 8 cancer types against which it was tested.*

On behalf of DBS, Cornell tested eight (8) different cancer cell lines in bioassays to see if DBX-31 could kill them via external (receptor-mediated) apoptosis. They included the following tissue categories:

- **Skin** cancer (metastatic-originated from uterus)
- Several types of **breast** cancer (triple negative, hormone+, HER2+)
- **Ovarian** carcinoma
- **Colorectal (colon)** adenocarcinoma;
- Small cell **lung** carcinoma

All of these cancer tissues were advanced stage and/or metastatic, and very hard to kill. These are the types of malignancies that do not respond to conventional cancer treatments or internal apoptosis. **Within 24 hours all of them had positive responses to DBX-31.**

TEAM

CORE TEAM



John F. Adamson
Co-founder, CEO & President:
- ⇒ *Former national Operations Director @ Bell Labs and Lucent Technologies*
- ⇒ *Former adjunct professor @ NYU Management Institute*
- ⇒ *Over a decade of biotechnology R&D strategy and operational execution*
- ⇒ *BS, JD – U. Wisconsin-Madison; MS – Cornell Univ.*



Dr. H. G. Schmidt
Lead Cancer Research Scientist @ Cornell University:
- ⇒ *Highly experienced in development and implementation of bench level research protocols for evaluating target compounds for cytotoxicity in human cancers*
- ⇒ *Authored/co-authored over a dozen peer-reviewed publications*
- ⇒ *Ph.D. in Molecular Medicine from a major European university; Postdoctoral Fellow in the Natural Products Laboratory @ Cornell University*



Dr. C. P. Wellstone
Veterinary Clinical Trial Lead Strategist and Scientist:
- ⇒ *Highly regarded veterinary surgeon, scientist @ Cornell Univ. Hospital for Animals*
- ⇒ *Prof. of Surgery; Director, Dept. of Clinical Sciences-Cornell College of Veterinary Medicine; Sprecher Institute for Comparative Cancer Research*
- ⇒ *Authored/co-authored numerous peer-reviewed publications*
- ⇒ *DVM, Univ. of California; Diplomate, American College of Veterinary Surgery*

In order to reduce their vulnerability to corporate or state-sponsored espionage or cyberhacking, the names of the parties listed herein may have been altered. However, their professional and academic credentials are accurately recited. Also, as a stealth-mode biotech, we keep our relationships discreet. After closing of this investment offering, actual names and professional data for all paid participants in DeoBioSciences' R&D activities will be made available to any investors of record.

Team

...AND MANY MORE



Experts from many varied fields are needed to test, develop, & commercialize DBX-31

This is a multi-disciplinary program requiring complementary subject matter expertise ranging from Protein Engineering to Regulatory Compliance to Clinical Trial Execution:

⇒ *Proven Contract Manufacturers with expertise in protein engineering and expression for preclinical/clinical research*

⇒ *Highly regarded Contract Research Organizations with cutting-edge translational mouse models to provide statistically reliable "Go/No-Go" decision data*

⇒ *Individual contractors, consultants, and new hires with excellent backgrounds: current former biotech manufacturing executives; current/former Senior Scientists at peer biotech firms; former GM & SVP at PAREXEL—a major global contract research org; current/former faculty at major institutions*

⇒ *Doctorate, MBA degrees/Post doc work from institutions like: Cal Tech, Univ. of California, Cornell Univ., Northwestern Univ., Johns Hopkins Univ., Purdue Univ., Univ. of Texas, The Cancer Research Institute, etc.*

Team

VALIDATING RELATIONSHIPS

Relationships

MERIAL

bioCube San Jose

mava

National Cancer Institute

Genentech A Member of the Roche Group

Johnson & Johnson INNOVATION | JLABS

Debiopharm Group™ WE DEVELOP FOR PATIENTS

Potential Global Partnerships? *University and private researchers are excited to continue working with us going forward. San Jose Biocenter /BioCube selected us for a private partnering meeting with the world's foremost biotech developer. We've been invited and selected for conference presentations and partnership discussions by global cancer research organizations. These and other credible entities have given us support and guidance for going forward, as well as confirmed interest in exploring deeper partnerships based on the next round of research data.*



Supported by Respected Peers> *Over half a dozen letters of support for our research, development plans, and team provided by credible authorities in the fields of cancer and molecular biology, protein chemistry, biostatistics, toxicology, veterinary medicine and drug development. They thoroughly reviewed, then endorsed our research and agreed to work with us going forward. (Identities are being protected from corporate and state actor espionage and for legal reasons until terms of future collaboration are closed.)*

Relationships


#ChampionsOfScience
Unite!
Johnson & Johnson INNOVATION
Partner Reception
Please Join Us for a Partner Reception at the 2018 BIO International Convention.
DATE:
Tuesday, June 5, 2018

Past, Present and Future Relationships> *As virtual biotech, our relationships evolve as our research evolves. Our present and potential future collaborations range from researchers and clinicians at prestigious universities and vet schools to several major global biotechs who have reviewed our work and invited us to private partnering talks. Also as a stealth-mode biotech, we keep our relationships confidential. However, our next phase of work will significantly impact our partnership options going forward.*

Relationships

Invest Raise Table

If Amount Raised is Between:	Plans For Using Funds
$10,000 – $120,000 The Netcapital minimum target (or more) is reached and the proceeds are transferred to us.	Although we will receive the investment proceeds, the raised amount will need to be supplemented by more funds from other sources, including financing from founders, to achieve a meaningful R&D milestone.
$120,000 – $420,000 The minimum "useful amount" is reached and the proceeds are transferred to us.	At the lower end of this range, the raised amount can be supplemented by financing from founders to achieve basic R&D goals. At the upper end, multiple patient derived xenograft (PDX) tests should be possible – increasing the odds of (but not guaranteeing) a positive result.
$420,000 – $1,070,000 The minimum "useful amount" range is exceeded and the proceeds are transferred to us.	This is the range between our minimum R&D goal and the legal maximum raise under Reg. CF. At the lower end of this range, the key tests desired to predict clinical efficacy should be comfortably feasible. At the upper end, advanced R&D goals, including veterinary clinical trials, should be possible.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Pre-Clinical Drug Manufacturing	$290,000	27.1%
Pre-Clinical animal trials/studies	$245,000	22.9%
Payroll & Benefits (20 mo./3 ees)	$336,000	31.4%
R&D consultants/contractors	$88,000	8.2%
Admin. Operations, Rent, IP & Legal, Miscellaneous	$58,570	5.5%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock , under registration exemption 4(a)(6), in DeoBioSciences, Inc.. This offering must raise at least $10,000 by November 26, 2021 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. DeoBioSciences may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$65,250 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

333,400 shares
× $50 per share

$16,670,000 implied valuation

PITCH DECK



Our Cancer Research Backstory And Why It Matters
Deo BioSciences, Inc.™
De•o \dā-ō\ n [L]
Presented By:
John F. Adamson, Jr.
CEO, DeoBioSciences, Inc.
info@deobiosciences.com
Statements within this document are for informational purposes only and should not be construed as an offer or solicitation of an offer to buy or sell securities.
Deo BioSciences, Inc.™
Proprietary Information – Disclosure Restricted

Open Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 24, 2021
- Form C/A on April 29, 2021
- Form C/A on May 21, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Jul 22, 2021 • Dear Investors: First, a deep and sincere...

Apr 29, 2021 • Filed Form C/A

Mar 24, 2021 • Primary offering of 21,400 shares at $50

Mar 24, 2021 • Filed Form C

May 21, 2021 • Filed Form C/A

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